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                                                                    EXHIBIT 99.1


                                                      NEWS ANNOUNCEMENT


FOR IMMEDIATE RELEASE

CONTACTS:
Michael Doyle
Vice President and Chief Financial Officer
MDoyle@EasyLink.com
800-828-7115


                   EASYLINK TO EVALUATE STRATEGIC ALTERNATIVES


PISCATAWAY, N.J. -- (BUSINESS WIRE) -- January 19, 2007-- EasyLink Services Corporation ("EasyLink") (Nasdaq:EASY) today announced that its Board of Directors has formed a committee of independent directors (the "Committee") to evaluate strategic alternatives for EasyLink, which could include a potential business combination transaction. On December 22, the Company hired Americas Growth Capital as its financial advisor. As part of this process, numerous parties have expressed interest in potentially acquiring the business.

EasyLink has received unsolicited indications of interest from Internet Commerce Corporation ("ICC") for a transaction that would provide consideration of stock and cash with a nominal value of $5.00 per share. The Committee believes that given the early stage of the process it has undertaken it would be premature to enter into exclusive discussions with ICC, and will continue to pursue all interested parties to maximize value for stockholders.


ABOUT EASYLINK SERVICES CORPORATION

EasyLink Services Corporation (NASDAQ: EASY), headquartered in Piscataway, New Jersey, is a leading global provider of outsourced business process automation services that enable medium and large enterprises, including 60 of the Fortune 100, to improve productivity and competitiveness by transforming manual and paper-based business processes into efficient electronic business processes. EasyLink is integral to the movement of information, money, materials, products and people in the global economy, dramatically improving the flow of data and documents for mission-critical business processes such as client communications via invoices, statements and confirmations, insurance claims, purchasing, shipping and payments. Driven by the discipline of Six Sigma Quality, EasyLink helps companies become more competitive by providing the most secure, efficient, reliable, and flexible means of conducting business electronically. For more information, please visit www.EasyLink.com.


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This news release may contain statements of a forward-looking nature relating to future events or financial results of EasyLink Services Corporation. Investors are cautioned that such statements are only predictions and actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements. These include: the ability to service our remaining indebtedness;
the ability to continue as a going concern being dependent upon the ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or refinancing as may be required, and to achieve and maintain profitable operations; the ability to attract additional customers or to expand services sold to existing customers; the ability to successfully implement our business strategy; the ability to commence service for new customers on a timely basis and to ramp usage by such customers in accordance with our expectations; and significant competition. These and other risks and uncertainties are described in more detail in the Company's filings with the Securities and Exchange Commission.